Exhibit 99.1

XERIUM TECHNOLOGIES ANNOUNCES ANOTHER STEP IN ITS RESTRUCTURING

RALEIGH, NC, January 25, 2013 - Xerium Technologies, Inc. (NYSE: XRM), a leading global manufacturer of clothing and roll covers used primarily in the paper production process, is announcing today the closing of 2 more of its manufacturing plants, the further reduction of headcount in Europe and the movement of polyurethane roll casting equipment to China. Within the last year, the company has initiated the closing of 4 manufacturing operations, installed new machines in low cost countries, and lowered its SG&A costs. The company is in the beginning stages of a multi-year repositioning of its cost structure and asset base to better mirror its served markets.

Xerium has commenced negotiations to close its paper machine clothing facility in Zizurkil, Spain with its employees' representatives and is closing its spreader roll facility in Charlotte, North Carolina. The company expects permanent annualized cost savings of $3.2 million from these actions.

“These closures, while difficult on the affected people and communities, are reflective of Xerium's need to restructure its cost profile and to better align its asset base with natural market sizes”, said Harold Bevis, Xerium's President and Chief Executive Officer. “These actions demonstrate our management team's resolve to take immediate and continuous steps to get Xerium back on track to deliver increased Adjusted EBITDA and shareholder value.”

The measures announced today are additive to previously announced cost restructuring actions. Those previously announced actions are expected to result in annual savings of $13.8 million, bringing the cost-takeout total to $17.0 million. These cumulative actions include:

•	Reduction of selling costs in Europe via termination of sales agency agreements

•	Closure of clothing production operation in Argentina

•	Closure of roll covering plant in France

•	Reduction of base costs in Europe via headcount reduction

•	Closure of clothing plant in Spain

•	Closure of roll covering plant in North Carolina

•	Redeployment and expansion of capabilities and capacity in China and Mexico

“The company is just getting underway with its multi-year repositioning and expects significant additional cost restructuring actions in the future. There is a pace to these repositioning actions as they are complicated and are all being funded from the company's natural cash flow”, said Harold Bevis.

About Xerium Technologies

Xerium Technologies, Inc. (NYSE:XRM) is a leading global manufacturer and supplier of two types of consumable products used primarily in the production of paper-clothing and roll covers. The Company, which operates around the world under a variety of brand names, utilizes a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 30 manufacturing facilities in 13 countries around the world, Xerium has approximately 3,275 employees.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements”, including those regarding facility closures, the anticipated timing of those actions and the anticipated savings. Forward-looking statements involve risks and uncertainties, both known and unknown, that may cause the proposed closures, the anticipated timing of those closures and actual results to differ materially from those indicated. These risks and uncertainties include the following items: (1) prolonged negotiations with the employees' representatives and/or changes in Spanish employment law may materially increase the difficulty and/or costs of these workforce reductions and the closing of the facility; (2) a sustained downturn in the paper industry, compounded by uncertainty in global economic conditions, could adversely affect our revenues and profitability; (3) our financial results could be adversely affected by fluctuations in interest rates and currency exchange rates, for instance a marked decline in the value of the Euro relative to the U.S. Dollar stemming from the European sovereign debt crisis; (4) market improvement in our industry may occur more slowly than we anticipate, may stall or may not occur at all; (5) variations in demand for our products, including our new products, could negatively affect our revenues and profitability; (6) our manufacturing facilities may be required to quickly increase or decrease production, which could negatively affect our production facilities, customer order lead time, product quality, labor relations or gross margin; (7) our plans to develop and market new products, enhance operational efficiencies, and reduce costs may not be successful; and (8) the other risks and uncertainties discussed elsewhere in this press release, our Form 10-K for the year ended December 31, 2011 filed on March 14, 2012 and our other SEC filings. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this press release reflects our current views with respect to future events. Except as required by law, we assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise. As discussed above, we are subject to substantial risks and uncertainties related to current economic conditions, and we encourage investors to refer to our SEC filings for additional information. Copies of these filings are available from the SEC and in the investor relations section of our website at www.xerium.com.

# # #

Contacts

Xerium Technologies, Inc.
Clifford E. Pietrafitta, Executive Vice President and
CFO, 919-526-1444
IR@xerium.com

Source: Xerium Technologies, Inc.